Exhibit 99.1

Superior Industries Announces Repricing of $385 Million Term Loan B

SOUTHFIELD, MICHIGAN – June 29, 2018 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, announced today that it has successfully repriced its $384.8 million Term Loan B. The amendment reduces the interest rate spread 0.50% from LIBOR plus 4.50% to LIBOR plus 4.00%. The amendment is effective June 29, 2018.

The lower interest rate resulting from the amendment is expected to reduce the Company’s annual interest expense by approximately $2 million.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 31, 2017, Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Superior Investor Relations:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com